EXHIBIT 23.3

CONSENT OF CAWLEY, GILLESPIE & ASSOCIATES, INC.

Northern Oil and Gas, Inc.

4350 Baker Road—Suite 400

Minnetonka, Minnesota 55343

We hereby consent to the incorporation by reference into this Registration Statement on Form S-3 of Northern Oil and Gas, Inc. (the “Company”) of estimates of oil and gas reserves for Midland-Petro D.C. Partners, LLC and Collegiate Midstream LLC contained in our report dated February 24, 2023, included in the Current Report on Form 8-K of the Company, filed with the SEC on May 8, 2023, and to the incorporation by reference of such report into such Registration Statement. We hereby further consent to the reference to our firm under the heading “Experts” in such Registration Statement.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

/s/ Matthew K. Regan, P.E.
Vice President

Austin, Texas
May 15, 2023